EXHIBIT 11

                           COMPUTATION OF EARNINGS PER SHARE

                                       Three months             Nine months
                                    ended September 30,     ended September 30,
                                     1995       1994          1995      1994
                                     ----       ----          ----      ----
Calculation of common and
  common equivalent shares:

  Shares outstanding at beginning
    of the period                  1,051,000   1,051,000   1,051,000   1,046,000

  Weighted average number of shares
    issued during the period:

    Issuance of shares                 2,000                   1,000       4,000
                                   --------- -----------   --------- -----------
    Weighted average shares
    outstanding                    1,053,000   1,051,000   1,052,000   1,050,000

  Common equivalent shares if
    stock options were exercised   --------- -----------   --------- -----------

  Average number of common and common
    equivalent shares outstanding  1,053,000   1,051,000   1,052,000   1,050,000
                                   ========= ===========   ========= ===========
Calculation of earnings per share:

  Net income (loss)                 $254,000 ($4,149,000)   $136,000 ($4,938,000)

  Average number of common and common
    equivalent shares outstanding  1,053,000   1,051,000   1,052,000   1,050,000
                                   --------- -----------   --------- -----------
  Net income (loss) per common and
    common equivalent share             $.24      $(3.95)       $.13      $(4.70)
                                        ====      ======        ====      ======

  Fully diluted earnings per share is equivalent to primary earnings per share as the period-end market price of common stock does not result in greater dilution.
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